Exhibit 23.2

Consent of Estudio Muñiz, Ramirez, Perez-Taiman & Olaya Abogados

July 23, 2013

Graña y Montero S.A.A.

Av. Paseo de la República 4667

Surquillo, Lima 34 Peru

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of the opinion of Estudio Muñiz, Ramirez, Perez-Taiman & Olaya Abogados (the “Firm”) as Exhibit 5.1 to Graña y Montero S.A.A.’s registration statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (ii) the reference to the Firm under “Description of Our Share Capital,” “Taxation” and “Enforcement of Judgments Against Foreign Persons” in the Registration Statement on Form F-1 (File No. 333-189067) of Graña y Montero S.A.A. incorporated by reference into the Registration Statement.

Sincerely,

/s/ Andrés R. Kuan-Veng
Name: Andrés R. Kuan-Veng Title: Senior Partner